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    LONE STAR                                                      NEWS RELEASE
TECHNOLOGIES, INC.
                                                   CONTACT:  CHARLES J. KESZLER
                                                                 (972) 770-6495
                                                           Fax:  (972) 770-6471

         LONE STAR TECHNOLOGIES, INC. ANNOUNCES SALES OF COMMON STOCK

Dallas, TX, May 2, 2001 ... Lone Star Technologies, Inc. (Lone Star), NYSE:
LSS announced today that it and a significant stockholder, Alpine Capital, Inc., had sold 1,000,000 and 500,000 shares, respectively, of Lone Star common stock through Bear, Stearns & Co. Inc. under a previously filed universal shelf registration statement. The net proceeds to Lone Star and Alpine Capital will be approximately $44 million and $22 million respectively. Lone Star's proceeds of the offering will be used for general corporate purposes.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

    This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.